Exhibit 10.1

FIRST AMENDMENT
TO
2004 EQUITY INCENTIVE PLAN
OF
ACTIVIDENTITY CORP.

A.                                   The 2004 Equity Incentive Plan of Actividentity Corp. (the “Plan”) as approved by the Company’s stockholders on August 9, 2004, is hereby further amended by deleting Section 11.2 in its entirety and substituting in lieu thereof the following:

“11.2                    Director Fee Option Grants

(a)                                 Option Grants.  The Board shall have the sole and exclusive authority to determine the calendar year or years for which the Director fee option grant program (the ‘Director Fee Option Program’) is to be in effect.  For each such calendar year the program is in effect, each Non-Employee Director may elect to apply all or any portion of the retainer, meeting or other fees otherwise payable in cash, for his or her service on the Board for that year, to the acquisition of special Option grants under this Director Fee Option Program.  Such election must be filed with the Company’s Chief Financial Officer prior to the first day of the calendar year for which the cash fees which are the subject of that election are otherwise earned.  Each Non-Employee Director who files such a timely election shall automatically be granted an Option under this Director Fee Option Program each quarter on the last trading day in such quarter in which the cash fees which are the subject of that election have been earned, provided such Non-Employee Director remains on the Board on such date.

(b)                                Option Terms.  Each Option shall be a Nonstatutory Option governed by the terms and conditions specified below.

(i)                                    Exercise Price.

A.                                   The Purchase Price shall be the Fair Market Value per Share on the Option grant date.

B.                                     The Purchase Price shall become immediately due upon exercise of the Option and shall be payable in one or more of the alternative forms authorized pursuant to Section 6.4 of this Plan.  Except to the extent the sale or remittance procedure specified thereunder is utilized, payment of the Purchase Price must be made on the date that the Option is exercised.

(ii)                                 Number of Options Shares.  The number of Shares subject to the Option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X = (A ÷ B) x 3, where

X is the number of Option Shares,

A is the portion of the cash fees subject to the Non-Employee Director’s election, and

B is the Fair Market Value of a Share on the option grant date.

(iii)                              Exercise and Term of Options.  The Option shall be immediately exercisable.

(iv)                             Termination of Board Service.  Should the Awardee cease Board service for any reason (other than death or permanent disability) while holding one or more Options under this Director Fee Option Program, then each such Option shall remain exercisable, for any or all of the Shares for which the Option is exercisable at the time of such cessation of Board service, until the earlier of (x) the expiration of the ten (10)-year Option term or (y) the expiration of the three (3)-year period measured from the date of such cessation of Board service.

(v)                                Death or Permanent Disability.  Should the Awardee’s service as a Board member cease by reason of death or permanent disability, then each Option held by such Awardee under this Director Fee Option Program may be exercised until the earlier of (x) the expiration of the ten (10)-year Option term or (y) the expiration of the three (3)-year period measured from the date of such cessation of Board service.

Should the Awardee die after cessation of his or her Board service but while holding one or more Options under this Director Fee Option Program, then each such Option may be exercised, for any or all of the shares for which the Option is exercisable at the time of the Awardee’s cessation of Board service (less any Shares subsequently purchased by the Awardee prior to death), by the personal representative of the Awardee’s estate or by the person or persons to whom the Option is transferred pursuant to the Awardee’s will or in accordance with the laws of descent and distribution or by the designated beneficiary or beneficiaries of such Option.  Such right of exercise shall lapse, and the Option shall terminate, upon the earlier of (xx) the expiration of the ten (10)-year Option term or (yy) the expiration of the three (3)-year period measured from the date of such cessation of Board service.”

B.                                     Except as amended herein, the Plan is confirmed in all other respects.